Exhibit 99.1

Landcadia Holdings IV, Inc., Sponsored by Jefferies Financial Group Inc. and Tilman J. Fertitta, Announces Pricing of $500 Million Initial Public Offering

NEWS PROVIDED BY

Landcadia Holdings IV, Inc.

Mar 24, 2021, 23:17 ET

NEW YORK, March 24, 2021 /PRNewswire/ -- Landcadia Holdings IV, Inc. (Nasdaq: LCAHU) (the “Company”) announced today the pricing of its initial public offering of 50,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “LCAHU” beginning on March 25, 2021. Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant to purchase one share of the Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on Nasdaq under the symbols “LCA” and “LCAHW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on March 29, 2021.

Landcadia Holdings IV, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Jefferies Financial Group Inc. and Tilman J. Fertitta. The Company is led by Richard Handler, the Company’s Co-Chairman and President, and the Chairman and Chief Executive Officer of Jefferies Financial Group Inc., and Tilman J. Fertitta, the Company’s Co-Chairman and Chief Executive Officer, the sole shareholder, and Chairman and Chief Executive Officer of Fertitta Entertainment, Inc.

Jefferies LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 7,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 1-877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) on March 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE Landcadia Holdings IV, Inc.